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                                                                   Exhibit 12(a)


May 28, 1998

Board of Directors
Medallion Financial Corp.
437 Madison Avenue, 38th Floor
New York, New York 10022

Ladies and Gentlemen:

You have requested our opinion with respect to certain federal income tax consequences of the planned merger (the "Merger") of CD Merger Corp. ("Merger Sub"), a wholly-owned subsidiary of Medallion Financial Corp. ("Medallion"), with and into Capital Dimensions, Inc. ("CDI") pursuant to an Agreement and Plan of Merger, dated as of March 6, 1998 (the "Merger Agreement"). Defined terms used in the Merger Agreement have the same meaning when used herein, unless otherwise defined herein.

In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, and representations contained in
(i) the Merger Agreement (including all disclosure schedules thereto), (ii) the Form N-14 Registration Statement filed with the Securities and Exchange Commission on April 23, 1998 (the "Registration Statement") containing a Proxy Statement and Prospectus (collectively with the Registration Statement, the Joint Proxy Statement and Prospectus"), which is included in the registration statement on Form N-14, filed with the Securities and Exchange Commission on April 23, 1998 and (iii) the Certificates of Representations and Warranties dated the date hereof, which were provided to us by each of Medallion and CDI. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

On the basis of and subject to the foregoing, and subject to the limitations set forth below, it is our opinion that, under presently applicable federal income tax law, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended
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May 28, 1998
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(the "Code"), and Medallion, Merger Sub and CDI will each be a party to that reorganization within the meaning of Section 368(b) of the Code. As a result, the following U.S. federal income tax consequences will occur:

       (a) no gain or loss will be recognized by Medallion, Merger Sub or CDI in connection with the Merger;

       (b) no gain or loss will be recognized by CDI shareholders upon their exchange of CDI Common Stock for Medallion Common Stock, except that a CDI shareholder who receives cash proceeds in lieu of a fractional share interest in Medallion Common Stock will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to the fractional share interest;

       (c) the tax basis of the shares of Medallion Common Stock received by a CDI shareholder will be equal to the tax basis of the CDI Common Stock surrendered in exchange therefor, reduced by any tax basis allocated to a fractional share interest in Medallion Common Stock for which cash is received; and

       (d) the holding period of the shares of Medallion Common Stock received by a CDI shareholder will include the holding period or periods during which the CDI Common Stock surrendered in exchange therefor was held, provided that such CDI Common Stock was held a capital asset by such shareholder within the meaning of Section 1221 of the Code at the Effective Time.

Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service (the "IRS"), and the IRS will not be precluded from adopting a contrary position.

No opinion is expressed as to any matter no specifically addressed above, including, without limitation the tax consequences of the Merger under any foreign, state or local tax law. Moreover, tax consequences which are different from or in addition to those described herein may apply to holders of CDI Common Stock who are subject to special treatment under the U.S. federal income tax laws, such as persons who acquired their shares in compensatory transactions in exchange for services rendered.

If the IRS successfully challenged the status of the Merger as a reorganization, a shareholder of CDI Common Stock would recognize gain or loss in an amount equal to the difference between the stockholder's tax basis in his or her shares and the fair market value, as of the Effective Date, of Medallion Common Stock received in exchange therefor. In such event, the stockholder's tax basis in
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May 28, 1998
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Medallion Common Stock so received would be equal to its fair market value as of the Effective Time and the holding period for such stock would begin on the day after the Effective Time.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is being delivered to you solely for that purpose, and may not be relied upon by any other person for any other purpose.

Very truly yours,

/s/ Willkie Farr & Gallagher